Exhibit 99.1

NEWS RELEASE

For Release on March 2, 2015	Contact: Steven D. Lance
9:00 AM (ET)	Vice President of Finance/Chief Financial Officer
slance@gigatronics.com
(925) 302-1056

GIGA-TRONICS ANNOUNCES A $1.6M STRATEGIC INVESTMENT BY AVI PARTNERS, LLC AND REGAINS COMPLIANCE WITH NASDAQ LISTING REQUIREMENTS

SAN RAMON, CA – March 2, 2015 – Giga-tronics Incorporated (NASDAQ: GIGA) (the “Company”), a leading provider of test and measurement equipment, today announced the signing of a securities purchase agreement and warrant agreements with Alara Capital AVI II, LLC, an investment vehicle sponsored by AVI Partners, LLC (“AVI”), in which the Company received total gross cash proceeds of $1,571,000.

Funds were received from AVI in separate closings dated February 16, 2015 and February 23, 2015 in which AVI exercised a total of 1,002,818 of its existing warrants to purchase common shares, all of which had an exercise price of $1.43 per share, for total gross cash proceeds of $1,434,000. As part of the consideration for this exercise, the Company sold to AVI two new warrants to purchase an additional 898,634 and 194,437 common shares at an exercise price of $1.78 and $1.76 per share, respectively, for a total purchase price of $137,000 or $0.125 per share.

On February 20, 2015, the Company received a letter from The Nasdaq Stock Market informing the Company that a Nasdaq Hearings Panel (the “Panel”) determined that the Company had regained compliance with Nasdaq Listing Rule 5550(b)(1), the minimum stockholders’ equity rule (the “Stockholders’ Equity Rule”). As a result, the Panel determined that the Company is in compliance with all applicable listing standards required for listing on The Nasdaq Capital Market, and accordingly, the Panel has determined to continue the listing of the Company’s securities on The Nasdaq Stock Market. However, because the Company has met compliance with the Stockholders’ Equity Rule by a relatively small margin, the Panel has imposed a Panel Monitor to monitor the Company’s continued compliance with the Stockholders’ Equity Rule until February 27, 2016. The Company is under certain notification obligations during this time period, including the obligation to notify the Panel Monitor if it fails to comply with the Stockholders’ Equity Rule or any other applicable listing requirement.

John Regazzi, Chief Executive Officer of Giga-tronics, said, “we are pleased with the continued commitment from AVI which will aid the Company in the sales and manufacturing efforts of its new Advanced Signal Generation Platform. We are also very pleased to have regained compliance with the NASDAQ continued listing standards”.

Darren C. Wallis, co-founder and Managing Partner of AVI, stated, “Our investment and active involvement in Giga-tronics is representative of AVI’s investment strategy – partnering with strong small-cap technology companies that embrace our constructive activist approach towards value creation. We support the Company’s efforts to build long term shareholder value and are excited for its future.”

The Company filed terms of the warrant exercise and related agreements on two Current Reports on Form 8-K to which investors should refer for additional detail on the terms of the investment.

About Giga-tronics Incorporated

Giga-tronics is a publicly held company, traded on the NASDAQ Capital Market under the symbol "GIGA". Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in defense electronics, aeronautics and wireless telecommunications. Additional information may be found at http://www.gigatronics.com

This press release contains forward-looking statements concerning operating results, future orders, sales of new products, long term growth, and shipments. Actual results may differ significantly due to risks and uncertainties, such as: delays in customer orders for the new Advanced Signal Generation System, receipt or timing of future orders, cancellations or deferrals, our ability to continue as a going concern, our need for additional financing, potential delisting from trading on the NASDAQ Capital Market; the volatility in the market price of our common stock; and general market conditions.  For further discussion, see Giga-tronics' most recent annual report on Form 10-K for the fiscal year ended March 29, 2014, Part I, under the heading "Risk Factors" and Part II, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Results of Operations."

Giga-tronics Inquiries:

Steve Lance

Vice President, Finance & Chief Financial Officer

(925) 302-1056

slance@gigatronics.com

AVI Partners, LLC Inquiries:

Darren C. Wallis

Co-Founder and Managing Partner

(610) 816-6660

dwallis@avipartners.com